        Wachovia Bank, National Association
            8739 Research Drive, URP4
            Charlotte, NC 28288-1075
WACHOVIA SECURITIES

OFFICERS CERTIFICATE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of June 1, 2005, by and among Wachovia Commercial Mortgage Securities, Inc., as Depositor, Wachovia Bank, National Association, as Master Servicer, Clarion Partners, LLC as Special Servicer, and Wells Fargo Bank, National Association, as Trustee, with respect to Commercial Mortgage Pass-Through Certificates, Series 2005C-19 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 3.13 of this Agreement, Timothy Ryan, and Clyde M. Alexander, Managing Director and Director of the Master Servicer, do hereby certify that:

1.
A review of the activities of the Master Servicer during the period from June 1, 2005 through December 31, 2005 and of its performance under the Agreement during such period has been made under our supervision; and

2.
To the best of our knowledge, based on such review, the Master Servicer has fulfilled all of its material obligations under this Agreement in all material respects throughout the period June 1, 2005 through December 31, 2005;and

3.
The Master Servicer has received no notice regarding qualification, or challenging the status, of the ED Loan REMIC, REMIC I or REMIC II as a REMIC under the REMIC Provisions or of the Grantor Trust as a "Grantor Trust" for income tax purposes under the Grantor Trust Provisions from the Internal Revenue Service or any other governmental agency or body.

IN WITNESS WHEREOF, the undersigned have executed this Certificate as of the 10th day of March 2006.

/s/ Timothy Ryan                     /s/ Clyde M. Alexander
Timothy Ryan, Managing Director                             Clyde M. Alexander, Director
Wachovia Bank National Association                               Wachovia Bank National Association